Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX'S HEPLISAV DEMONSTRATES SUPERIOR SEROPROTECTION IN DIABETICS COMPARED TO ENGERIX-B

Late-Breaker AASLD Abstract and New Diabetic Data Published Online

Berkeley, CA - October 4, 2010 - In an abstract published today on the website of the 61st Annual Meeting of the American Association for the Study of Liver Diseases (AASLD), Dynavax Technologies Corporation (NASDAQ: DVAX) reported that its novel hepatitis B vaccine candidate, HEPLISAV™, given as two doses over four weeks demonstrated superior seroprotection in persons with diabetes mellitus compared to Engerix-B given as three doses over 24 weeks. The subset analysis of 62 adults with diabetes in Dynavax's previously reported Phase 3 multicenter study (PHAST or Phase 3 HEPLISAV Short-regimen Trial), showed that at 12 weeks, 84 percent of adult diabetics treated with HEPLISAV achieved seroprotection as compared to 0 percent of adult diabetics treated with Engerix-B. At week 28, 93 percent of the HEPLISAV-treated group versus 35 percent in the Engerix-B group achieved seroprotection. HEPLISAV's significantly higher rate of seroprotection was achieved without further immunization past four weeks while the Engerix-B group received a third immunization at 24 weeks. A poster presentation (LB-17) entitled, "Immunogenicity of Two Doses of Investigational HEPLISAV™ Compared to Three Doses of Licensed Hepatitis B Vaccine (ENGERIX-B®) in Diabetics", will be made in a late-breaker session on November 1, 2010 at the AASLD in Boston, Massachusetts.

According to Dr. Tyler Martin, President and Chief Medical Officer of Dynavax, "Diabetics are at risk for hepatitis B infection, and once infected, their disease frequently results in more severe chronic illness. The situation is complicated by the fact that patients with diabetes commonly do not respond well to currently licensed hepatitis B vaccines. The data we will report at the AASLD meeting is particularly exciting as our technology clearly represents a potential breakthrough in immunization regimens as well as a means of significantly expanding the number of individuals for whom protection against hepatitis B will be possible.

"It is well known that epidemic outbreaks of hepatitis B have occurred over the last several years in long-term care facilities. However, vaccination against the disease has been limited because patients in this setting simply do not respond to vaccination as well as healthy, younger adults in the general population. The Center for Disease Control and Prevention's Advisory Committee on Immunization Practices (ACIP) has been studying the issue for quite some time, and later this month will consider a new recommendation for hepatitis B vaccination of adults with diabetes," Dr. Martin continued.

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Engerix-B® is a registered trademark of GlaxoSmithKline

Dynavax first reported the results of its PHAST multi-center, observer-blinded Phase 3 study in August 2008. Of the 2101 subjects in the overall per protocol study population, the seroprotection rate of the HEPLISAV-treated group was 95 percent at week 12 and 81 percent at week 28 in the Engerix-B group, indicating non-inferiority/superiority of HEPLISAV over Engerix-B. HEPLISAV is Dynavax's novel hepatitis B vaccine candidate, a TLR9 agonist; Engerix-B is a commercially available hepatitis B vaccine.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine. The vaccine candidate is being evaluated in two Phase 3 studies that are directed toward fulfilling licensure requirements in U.S., Canada and Europe. In a completed pivotal Phase 3 trial, HEPLISAV demonstrated increased, rapid protection with fewer doses than current licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV and is developing the vaccine for large, high-value populations that are less responsive to current licensed vaccines, including individuals with chronic kidney disease. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known as ISS to enhance the immune response.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV, an investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains "forward-looking statements," including the potential for use of HEPLISAV that are subject to a number of risks and uncertainties. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether the reported results can be replicated in prospective studies, whether successful clinical and regulatory development and approval of HEPLISAV can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether the studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process; the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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